Exhibit 10.11

PROPERTY REINSURANCE CONTRACT

Component Transaction to a Depopulation Plan

issued to

CITIZENS PROPERTY INSURANCE CORPORATION

PROPERTY REINSURANCE CONTRACT

(the “Contract”)

issued to

CITIZENS PROPERTY INSURANCE CORPORATION

Tallahassee, Florida (the “Company”)

by

HERITAGE PROPERTY AND CASUALTY INSURANCE COMPANY

(“the Reinsurer”)

The Parties hereto agree as herein below, in consideration of the mutual covenants contained in the following Articles and upon the terms and conditions set forth therein:

ARTICLE 1

VALIDITY OF CONTRACT

The occurrence of all of the events set forth in this Article 1 are conditions precedent to the validity of this Contract.

A.	The Reinsurer and the Company sign this Contract and any exhibits to this Contract that require signature.

B.	The Reinsurer has and maintains a Certificate of Authority from the Florida Office of Insurance Regulation that is sufficient, in the sole judgment of the Company, to permit it to carry out its responsibilities under this Contract.

C.	The Reinsurer receives a ratings letter providing a financial strength rating from Demotech Financial Stability Rating of “A” or higher. The Reinsurer shall provide the Company with a copy of a ratings letter confirming such rating.

D.	The Reinsurer receives an Order from the Florida Office of Insurance Regulation approving a depopulation from the Company of at least 60,000 Policies (prior to any opt outs). The Reinsurer shall provide a list of all Policies tagged in any manner as part of the depopulation plan that have not opted-out as of June 28, 2013, and shall attach such list as Exhibit A to this Contract (the “Policies”). The Reinsurer shall provide the Company with a copy of such Order promptly upon its receipt by the Reinsurer.

E.	Approval of this Contract by the Board of Directors of the Company.

Prior to the commencement of the Contract, the Company in its sole discretion will acknowledge that all conditions precedent to the inception of the Contract have occurred.

ARTICLE 2

BUSINESS COVERED

A.	This Contract is to indemnify the Company in respect of liabilities that the Company may incur as a result of loss or losses pertaining to Loss Occurrences on and after January 1, 2013 with respect to the Policies, which are listed on Exhibit A attached hereto and made a part of this Contract. The Company hereby cedes to the Reinsurer and the Reinsurer accepts a 100% quota share reinsurance of the Policies that are in effect on or after the Effective Date of this Contract, with respect to losses under such Policies. Policies that opt out of the Depopulation Plan will not be assumed by the Reinsurer, and the Reinsurer shall not earn any premium on such policies. The Reinsurer’s liability under the Policies extends to all coverages under the Policies and Extra-Contractual Obligations/Excess of Policy Limits as described in Article 16 that the Company would be liable for in the absence of this Contract.

B.	This cession is part of a program pursuant to which it is intended that the Policies will be transferred to the Reinsurer by an Assumption Agreement as part of a depopulation plan under Section 627.3511, Florida Statutes with such transfer to be effective no later than June 28, 2013, subject to statutory opt-out rights (the “Depopulation Plan”). Once the depopulation is completed, the Reinsurer will become the direct insurer for the Policies, replacing the Company in that capacity and will be solely liable for any Loss Occurrences under such Policies. The parties recognize that Florida law provides policy owners with certain rights to keep their policies with the Company rather than have them transferred to another insurer as part of a depopulation plan. With respect to policies that opt-out of the Depopulation Plan, the reinsurance premium ceded with respect to those opted- out Policies with all earnings thereon shall revert to the Company. All reinsurance premium on assumed Policies that do not opt-out shall be fully earned by the Reinsurer for the Term. Any losses attributable to Loss Occurrences during the Term on those Policies not transferred to the Reinsurer by June 28, 2013 shall be the sole responsibility of the Company, and to the extent any such losses have been paid by the Reinsurer, the Reinsurer shall be entitled to full reimbursement by the Company within ten (10) days of receipt by the Company of the later of (i) proof of payment by the Reinsurer of losses attributable to such Loss Occurrences and (ii) proof that the losses paid by the Reinsurer were for Loss Occurrences on Policies that the Reinsurer attempted to assume on a direct basis but the policyholders opted not to transfer the Policies.

C.	The Reinsurer’s liability shall be subject in all respects to the same risks, terms, conditions, interpretations, waivers, modifications, alterations, and cancellations as the respective Policies of the Company, subject to the exclusions and the other terms, conditions, and limits of this Contract as set forth herein.

ARTICLE 3

TERRITORY

The territorial scope of this Contract shall be limited to Policies covering property located within the territorial limits of the State of Florida, but this limitation shall not apply to moveable property if the Company’s Policies provide coverage when said moveable property is outside the territorial limits of the State of Florida.

ARTICLE 4

TERM

A.	This Contract applies to losses pertaining to Loss Occurrences on all Policies subject to this Contract on the date of loss, commencing on January 1, 2013 and ending on June 28, 2013 (the “Term”), except and only to the extent the Contract is terminated or the Policies are transferred to the Reinsurer pursuant to the Depopulation Plan prior to that date.

B.	Subject to the other conditions of this Contract, the Reinsurer will indemnify the Company for all losses pertaining to any Loss Occurrence which occurs during the Coverage Period, even if some of such losses, as more fully defined under the Loss Occurrence definition, occur after the Coverage Period.

C.	Notwithstanding the expiration or termination of this Contract, the provisions of this Contract will continue to apply to all obligations and liabilities of the parties incurred hereunder to the extent necessary so that all such obligations and liabilities under this Contract will be fully performed and discharged.

D.	If the Policies that are the subject of this Contract have been assumed on a direct basis by the Reinsurer, the premium being held in accordance with Article 9 hereof with any interest which has accrued for those Policies shall be paid over to the Reinsurer. For those policyholders of the Policies who opt out of the Reinsurer’s assumption within the time allowed by Florida law, the premium related to such Policies and the concomitant interest shall revert to the Company. As soon as a final accounting for all Policies that are the subject of this Contract has been completed, this Contract shall be terminated but in no event later than June 28, 2013.

ARTICLE 5

SPECIAL TERMINATION

A.	The Reinsurer shall notify the Company within five (5) business days of the occurrence of any of the circumstances listed in subparagraphs 1-6 of this Paragraph A. The Company shall have the sole option to terminate this Contract at any time by giving written notice to the Reinsurer in the event of the occurrence of any of the following circumstances, which termination shall be effective as of the date of the notice of termination:

1.	The Reinsurer ceases to have an effective Certificate of Authority in the State of Florida, or the Certificate of Authority is conditioned in a manner that the Company determines, in its sole discretion, renders the Reinsurer incapable of performing its obligations under this Contract appropriately.

2.	The Reinsurer ceases underwriting operations.

3.	A state insurance department or other legal authority orders the Reinsurer to cease writing business, or the Reinsurer is placed under regulatory supervision.

4.	The Reinsurer has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary), or there have been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations.

5.	The Reinsurer has merged with or has become acquired or controlled by any company, corporation, or individual(s) not controlling or affiliated with the Reinsurer’s operations at the inception of this Contract. The term “Control” means the acquisition of ten (10) percent or more of the Reinsurer’s or the Reinsurer’s ultimate parent entity’s voting securities, if applicable.

6.	It is determined by the Company, in its sole discretion, that any of the representations made by the Reinsurer set forth in Article 21 of this Contract were untrue as of the execution date of this Contract, or became untrue at any time after the execution date of this Contract.

B.	Termination shall be effected on a cut-off basis and the Reinsurer shall have no liability hereunder with respect to Loss Occurrences commencing at and after termination. In the event this Contract is terminated in accordance with the provisions of this clause, and if the Contract is loss free as of the effective date of termination, the reinsurance premium payable shall be pro rata (as to both time and participation). In the event this Contract is terminated in accordance with the provisions of this clause, and if a loss or losses are ceded to the Contract, the reinsurance premium payable shall be calculated as follows:

1.	If from Contract inception until termination the incurred loss (including Loss Adjustment Expense) is greater than the reinsurance premium, the full reinsurance premium is payable to the Reinsurer from the Company.

2.	If from Contract inception until termination the incurred loss (including Loss Adjustment Expense) is below or equal to the reinsurance premium, the reinsurance premium payable to the Reinsurer from the Company shall be the greater of:

a.	Incurred loss and loss expense as a ratio of the reinsurance premium multiplied by the reinsurance premium; or

b.	Pro rata as to time on risk of the full reinsurance premium.

The Company shall immediately, but in no event later than ten (10) days of receipt of written notice, pay to the Company any reinsurance premium which is allocable, to the unexpired portion of the Coverage Period after the termination date of this Contract.

C.	Alternatively, in the event of any of the circumstances listed in paragraph A of this Article, the Company has the sole option to require the Reinsurer to immediately fully collateralize its liabilities (the “Reinsurer’s Obligations”) as set forth in the Reinsurance Collateral Article. This Article does not apply to the Reinsurer to the extent that the Reinsurer provides full collateral under the Reinsurance Collateral Article for the obligations that it assumes.

D.	Additionally, in the event any of the circumstances listed in paragraph A of this Article occurs, the Company shall have the option to commute the Reinsurer’s liability for losses incurred on Policies covered by this Contract. In the event the Company and the Reinsurer cannot agree on the commutation amount, they shall appoint an actuary to determine such amount and shall share equally any expense of the actuary. Such actuary must be a member of the Casualty Actuarial Society, and must have experience with catastrophic risks. If the Company and the Reinsurer cannot agree on an actuary, the Company and the Reinsurer each shall nominate three individuals, of whom the other shall decline two, and the final appointment shall be made by drawing lots. Payment by the Reinsurer of the amount of liability ascertained shall constitute a complete and final release of both parties in respect of liability arising from the Reinsurer’s participation under this Contract.

E.	The Company’s option to require commutation under paragraph D above shall survive the termination or expiration of this Contract.

F.	In the event of termination, the Reinsurer will be responsible for all losses pertaining to Loss Occurrences from January 1, 2013 through the date of termination inclusive. The Company will pay, as the sole premium for the risks assumed by the Reinsurer during the period this Contract has been in effect, premium net of any surcharges, taxes and assessments as calculated in accordance with Schedule A of this Contract and the earnings on such premium for the time period this Contract was effective subject to a cap of five million ($5,000,000) dollars. Any premium funds remaining after payment to the Reinsurer under this paragraph (including interest) shall revert to the Company. For the avoidance of doubt, in the event of termination under this Article, the Company shall not owe the Reinsurer any amount as premium other than whatever payment may be made pursuant to this paragraph.

ARTICLE 6

DEFINITIONS

A.	“Coverage Period” as used in this Contract means from January 1, 2013 through June 28, 2013, both days inclusive.

B.	“Effective Date” as used in this Contract means the date on which the last of the requirements of paragraphs A., B. and C. of Article 1 have been fulfilled, or January 1, 2013, whichever is earlier.

C.	“Loss Occurrence” as used in this Contract means the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event that occurs within the State of Florida or another area which results in loss or damage in the Territory (as defined in Article 3 of this Contract). However, the duration and extent of any one “Loss Occurrence” shall be limited to all individual losses sustained by the Company occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event except that the term “Loss Occurrence” shall be further defined as follows:

a.	As regards windstorm, hail, tornado, hurricane, cyclone, including ensuing collapse and water damage, all individual losses sustained by the Company occurring during any period of 96 consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one state or province or states or provinces contiguous thereto.

b.

As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Company occurring during any period of 72 consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same event. The maximum duration of 72 consecutive hours may be extended in respect of individual losses that occur beyond such 72 consecutive hours during the continued occupation of an assured’s premises by strikers, provided such occupation commenced during the aforesaid period.

c.	As regards earthquake (the epicenter of which need not necessarily be within the territorial confines referred to above) and fire following directly occasioned by the earthquake, only those earthquake losses and individual fire losses that commence during the period of 168 consecutive hours may be included in the Company’s “Loss Occurrence.”

d.	As regards “freeze,” only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting of frozen pipes and tanks and/or melting snow or sleet) may be included in the Company’s “Loss Occurrence.”

e.	As respects firestorms, brush fires and any other fires or series of fires, irrespective of origin (except as provided in subparagraphs (a), (b) and (c) above), which spread through trees, grassland or other vegetation, all individual losses sustained by the Company which commence during any period of 168 consecutive hours within a 150-mile radius of any fixed point selected by the Company may be included in the Company’s “Loss Occurrence.” However, an individual loss subject to this subparagraph cannot be included in more than one “Loss Occurrence.”

The Company may choose the date and time when any such period of consecutive hours commences provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss.

Only one period of consecutive hours shall apply with respect to one event, except that, as respects those “Loss Occurrences” referred to above, if the disaster, accident or loss occasioned by the event is of greater duration than 72 consecutive hours, then the Company may divide that disaster, accident or loss into two or more “Loss Occurrences” provided no two periods overlap and no individual loss is included in more than one such period and provided that no period commences earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss.

Losses arising from a combination of two or more perils as a result of the same event shall be considered as having arisen from one “Loss Occurrence.” Notwithstanding the foregoing, the hourly limitations stated above shall not be exceeded as respects the applicable perils, and no single “Loss Occurrence” shall encompass a time period greater than 168 consecutive hours.

For the avoidance of doubt, and in accordance with Article 2 hereof, “Business Covered,” the Reinsurer agrees that this is a 100% Quota Share Reinsurance Contract, and the Reinsurer shall be obligated to pay all (100%) losses resulting from Loss Occurrences under the Policies during the Coverage Period of this Contract unless it is earlier terminated.

D. “Loss Adjustment Expense” as used in this Contract means costs and expenses incurred by the Company in connection with the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of a specific claim or loss, or alleged loss, including but not limited to:

1.	court costs;

2.	costs of supersedes and appeal bonds;

3.	monitoring counsel expenses;

4.	legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto, including but not limited to declaratory judgment actions;

5.	post-judgment interest;

6.	pre-judgment interest, unless included as part of an award or judgment;

7.	a pro rata share of salaries and expenses of Company field employees, calculated in accordance with the time occupied in adjusting such loss, and expenses of other Company employees who have been temporarily diverted from their normal and customary duties and assigned to the field adjustment of losses covered by this Contract; and

8.	subrogation, salvage and recovery expenses.

“Loss Adjustment Expense” does not include salaries and expenses of the Company’s employees, except as provided in subparagraph (7) above, and office and other overhead expenses.

E.	“Policies” as used in this Contract means the insurance policies listed or referred to in Exhibit A to this Contract.

F.	“Ultimate Net Loss” as used in this Contract means the actual loss paid by the Company or which the Company becomes liable to pay, such loss to include the sum of any prejudgment interest which is part of an award or judgment, Loss Adjustment Expense, 100% of any Extra Contractual Obligation and 100% of any Loss in Excess of Policy Limits as defined in the Extra Contractual Obligations/Excess of Policy Limits Article.

Salvages and all recoveries, shall be first deducted from such loss to arrive at the amount of liability attaching hereunder.

All salvages, recoveries or payments recovered or received subsequent to loss settlement hereunder shall be applied as if recovered or received prior to the aforesaid settlement, and all necessary adjustments shall be made by the parties hereto.

The Company shall be deemed to be “liable to pay” a loss when a judgment has been rendered that the Company does not plan to appeal, and/or the Company has obtained a release, and/or the Company has accepted a proof of loss which the Company has determined is sufficient to justify payment.

Nothing in this Contract shall be construed to mean that losses are not recoverable hereunder until the Company’s “Ultimate Net Loss” has been ascertained.

ARTICLE 7

EXCLUSIONS

A.	This Contract shall not apply to and specifically excludes:

1.	All excess of loss reinsurance assumed by the Company.

2.	Reinsurance assumed by the Company under obligatory reinsurance agreements, except agency reinsurance where the policies involved are to be underwritten in accordance with the underwriting standards of the Company and reissued as Company Policies at the next anniversary or expiration date.

3.	Financial guarantee and insolvency.

4.	Boiler and Machinery.

5.	Flood and/or earthquake, when written as such.

6.	Mortgage Impairment insurances and similar kinds of insurances, however styled.

7.	Losses excluded by the Nuclear Incident Exclusion Clause – Physical Damage – Reinsurance – U.S.A.

8.	Loss or damage caused by or resulting from war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority, but this exclusion shall not apply to loss or damage which would be covered under a standard Policy form containing a standard war exclusion clause.

9.	Liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any Insolvency Fund. “Insolvency Fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, that provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, that has been declared by any competent authority to be insolvent, or that is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

10.	Loss and/or damage and/or costs and/or expenses arising from seepage and/or pollution and/or contamination, other than contamination from smoke. Nevertheless, this exclusion does not preclude payment of the cost of removing debris of property damaged by a loss otherwise covered hereunder, subject always to a limit of 25% of the Company’s property loss under the applicable original Policy.

11.	Loss, damage, cost or expense arising out of or in connection with any Act of Terrorism involving biological, chemical, radioactive or nuclear pollution or contamination explosion. For purposes of this exclusion, “Act of Terrorism” means an act, including but not limited to the use of force or violence and/or the threat thereof, of any person or group(s) of persons, whether acting alone or on behalf of or in connection with any organization(s), committed for political, religious, ideological or similar purposes including the intention to influence any government and/or to put the public, or any section of the public, in fear.

12.	Loss or damage arising out of mold, unless caused by an otherwise covered peril.

13.	Difference in conditions insurance and similar kinds of insurances, however styled, insofar as they may provide coverage for losses from the following causes:

a.	Flood, surface water, waves, tidal water or tidal waves, overflow of streams or other bodies of water or spray from any of the foregoing, all whether wind driven or not, except when covering property in transit; or

b.	Earthquake, landslide, subsidence or other earth movement or volcanic eruption, except when covering property in transit.

14.	Losses in respect of overhead transmission and distribution lines and their supporting structures other than those on or within 500 feet of the insured premises; however, public utilities extension and/or suppliers extension and/or contingent business interruption coverage are not subject to this exclusion, provided that these are not part of a transmitters’ or distributors’ Policy.

15.	Any assessment or similar demand for payment related to the Florida Hurricane Catastrophe Fund.

B.	If the Company inadvertently issues a Policy falling within the scope of one or more of the preceding exclusions, except as respects the exclusions set forth in subparagraphs A(7), A(8) and A(11), such Policy shall be covered hereunder, provided that the Company issues, or causes to be issued, the required notice of cancellation within 30 days after a member of the executive or managerial staff at the Company’s home office having underwriting authority in the class of business involved becomes aware that the Policy applies to excluded classes, unless the Company is prevented from canceling said Policy within such period by applicable statute or regulation, in which case such Policy shall be covered hereunder until the earliest date on which the Company may cancel.

ARTICLE 8

PAYMENT OF LOSSES

A.	The Company shall advise the Reinsurer promptly of all Loss Occurrences with respect to the Policies that, in the opinion of the Company, may result in a claim for the payment of losses hereunder and of all subsequent developments thereto that may materially affect the position of the Reinsurer.

B.	The Company alone and at its sole discretion shall adjust, settle or compromise all claims and losses with respect to the Policies.

C.	The Company shall be the sole judge as to:

1.	what shall constitute a claim or loss covered under any Policy;

2.	the Company’s liability thereunder;

3.	the amount or amounts that it shall be proper for the Company to pay thereunder.

D.	As respects losses subject to this Contract, all loss settlements made by the Company within the terms and conditions of its underlying Policy and within the terms and conditions of this Contract, whether under strict Policy terms or by way of compromise, and 100% of any Extra Contractual Obligations and/or Loss in Excess of Policy Limits, shall be binding upon the Reinsurer.

E.	Notwithstanding any provision of this Contract, the Reinsurer agrees to make loss payments to the Company in the amount of the Ultimate Net Loss for each Loss Occurrence within ten (10) days of being notified by the Company of the amount the Reinsurer is obligated to pay under this Contract. This payment period shall not be extended or enlarged due to a requested or pending audit or review of records.

F.	Any other reinsurance applicable to the Policies for which the Company paid the reinsurance premium shall inure solely to the benefit of the Company, and shall not be considered in calculating loss amounts due under this Contract.

ARTICLE 9

REINSURANCE PREMIUM

A.	As reinsurance premium for the reinsurance provided hereunder, the Company shall pay 100% of the Company’s net retained premium during the Term applicable to the Policies ceded under Exhibit A with respect to the Coverage Period. As used herein, the term “net retained premium” shall mean earned premium from January 1, 2013 until the date this Contract is executed by both Parties (the “Execution Date”) and unearned premium from the Execution Date through June 28, 2013. In each case, net retained premium shall be net of taxes and surcharges.

B.	The reinsurance premium will be held by the Company in a segregated account to partially collateralize the Reinsurer’s Obligations under this Contract as defined and set forth in Article 27 - Reinsurance Collateral. Such premium shall be released on or before the earlier of the 15th day following the end of the last opt-out period related to the Policies or as otherwise provided for in this Contract.

C.	The Reinsurer understands that under the Florida Insurance Law, the depopulation plan is not considered final as to any Policy until the policyholder has had the opportunity to reject the take-out offer thirty (30) days prior to the effective date of the Policy’s assumption by the Reinsurer, and the policyholder has not rejected the take-out offer within thirty (30) days after the effective date of the assumption.

ARTICLE 10

REPORTS AND REMITTANCES

A.	Within seven (7) days after the close of each month that this Contract remains in effect, the Company will furnish the Reinsurer with a report summarizing the following:

1.	Ceded Premium for that month.

2.	Paid Loss and Loss Adjustment Expense (net of any “cash call” amounts recovered under the provisions of the Payment of Losses Article);

3.	Reserves for outstanding Loss (including reserves for IBNR loss, if any);

4.	Reserves for outstanding Loss Adjustment Expense

5.	Reserves for unearned premium as of the end of the month.

B.	The positive balance of subparagraph 1 less subparagraph 2, net of any previously transferred net retained premium as set forth in Article 9.A. above, shall be remitted by the Company with its report. Any balance shown to be due the Company shall be remitted by the Reinsurer to the Company immediately after receipt of said report.

C.	The Company will furnish the Reinsurer with any information as may be required by the Reinsurer for completion of its National Association of Insurance Commissioners’ interim and/or annual statements.

ARTICLE 11

ACCESS TO RECORDS

A.	The Company and the Reinsurer or their respective, duly authorized representatives shall have the right to visit the offices of the other party to inspect, examine, audit, and verify any of the Policy, accounting or claim files (“Records”) relating to business reinsured under this Contract during regular business hours after giving five working days’ prior notice. This right shall be exercisable during the term of this Contract or after the expiration of this Contract.

B.	Notwithstanding the above, the Reinsurer shall not have any right of access to the Records of the Company if it is not current in all undisputed payments due the Company. The inspecting party may obtain copies of any of the Records tendered for inspection at its own expense.

ARTICLE 12

ARBITRATION

A.	Binding Arbitration. Any dispute relating in any way to the formation, scope, implementation, performance or enforcement of this Contract, or which arises out of or relates to this Contract, shall be resolved through binding arbitration in accordance with this Article. The provisions of this Article are intended to control in the event that other provisions of this Contract or of any other contract are in conflict with the provisions of this Article. No provision of this Contract or of any other contract or understanding shall result in the provisions of this Article being interpreted as being permissive or optional.

B.	Initiation of Arbitration. To initiate arbitration, a party to this Contract shall notify the other party in writing by certified or registered mail, return receipt requested, of its desire to arbitrate. The notice shall refer to this section of the Contract and state the nature of the dispute and the remedy sought. The Party to which the notice is sent shall respond to it in writing within ten (10) Business Days after receipt thereof.

C.	Arbitrator Appointment Process. The dispute shall be resolved by a panel of three arbitrators. Subject to the qualification requirements set forth in the following sections, each Party shall appoint one of the arbitrators within thirty (30) days after the notification of initiation of arbitration is received. If a Party fails to appoint an arbitrator within such thirty (30) days, the other Party may appoint the second arbitrator.

D.	Umpire Selection Process. Within thirty (30) calendar days after completion of their appointments, the two party-appointed arbitrators shall each provide the other the names of three candidates for the third arbitrator, who shall act as umpire, chairing the arbitration panel. Each named candidate shall be asked to complete and return, within ten (10) business days, a questionnaire similar to the Neutral Selection Questionnaire found on the ARIAS-US website. Any candidate whose responses in the questionnaire indicate a conflict of interest shall be disqualified from consideration as umpire, but may be replaced by another candidate by the party which named the disqualified candidate within ten (10) business days. If the party-appointed arbitrators do not, within twenty (20) business days of the return of the completed umpire questionnaires, agree on an umpire from among the persons named and not disqualified by the questionnaires, then within a further period of ten (10) business days, each party-named arbitrator shall strike two names from those suggested by the other party-appointed arbitrator, and the umpire shall be selected from the remaining two candidates (one of whom being designated as the “even” candidate, and one the “odd” candidate), using the first digit to the left of the decimal point of the closing Dow industrial average on the next business day (said digit being either “even” or “odd”), subject to the provisions of this Article.

E.	Arbitrator Qualifications. Each of the two party-appointed arbitrators (i) shall be a current or former officer of a property and casualty insurance or reinsurance company, (ii) shall have not less than ten (10) years experience in property and casualty insurance or reinsurance, and (iii) shall not be a current or former employee, officer, or director of a Party or any of their respective affiliates. The umpire (i) shall be a current or former officer of a property and casualty insurance or reinsurance company, (ii) shall have not less than ten (10) years experience in property and casualty insurance or reinsurance, and (iii) shall not be a current or former employee, officer, or director of a Party or any of their respective affiliates. If an appointed arbitrator or umpire dies, develops a conflict of interest, becomes disabled or is otherwise unable or unwilling to serve, a substitute shall be selected in the same manner as the departing member was chosen, and the arbitration shall continue.

F.	Place and Time; Procedure. Within thirty (30) calendar days after both arbitrators and the umpire have been appointed or selected, the panel shall hold an organizational meeting to determine and notify the Parties of the procedure to be filed, what discovery will be permitted and the date of the final hearing. The arbitration hearing and any pre-hearing conferences shall be held in Tallahassee, Florida, on the date(s) fixed by the arbitrators, provided that the arbitrators may call for pre-hearing conferences by means of teleconference or videoconference as they may deem appropriate. The arbitrators shall establish pre-hearing and hearing procedures as warranted by the facts and issues of the dispute. The arbitrators may consider any relevant evidence and shall give the evidence such weight as they deem appropriate after consideration of any objections raised. Each Party may examine any witnesses who testify at the arbitration hearing. The arbitrators may allow discovery limited to that discovery reasonably necessary to facilitate the effective presentation of the dispute to the arbitrators. If the arbitrators elect to allow discovery, they shall distribute a discovery plan which shall set forth the scope of permissible discovery and the time frame during which discovery shall be conducted. All arbitration proceedings shall be conducted in the English language. The arbitrators shall base their decision on the terms and conditions of this Contract and applicable law. The arbitrators shall decide all substantive and procedural issues by majority vote. The arbitration proceedings and the outcome thereof shall be kept strictly confidential. The panel is empowered to grant interim relief as it may deem appropriate. If the reinsurance agreement is accompanied by any collateral requirements, the panel shall enforce the collateral requirements pending the final hearing.

G.	Costs. Each Party shall bear the cost of its appointed arbitrator, and shall jointly and severally bear the cost of the umpire. The remaining costs of arbitration shall be allocated by the panel as part of its final award. The arbitrators may not award attorneys’ fees to any Party.

H.	Award. The award of the arbitration panel shall be in writing and shall be binding upon the Parties. If either Party fails to carry out any aspect of the award, the other Party may seek enforcement of the award in a court of competent jurisdiction, as specified in this Contract, under the Federal Arbitration Act.

I.	Consolidation. Any claims asserted by a Party against the other Party with respect to this Contract or any agreement related to this Contract or the reinsurance program to which this Contract pertains shall be asserted in a single arbitration proceeding, and it is agreed that if such claims are asserted in more than one arbitration proceeding, that the claims shall be consolidated in a single arbitration proceeding, to be heard by the first arbitration panel that is appropriately selected and constituted. The Parties further agree that any arbitration under this Contract shall, at the sole option of either Party, be consolidated with any other arbitration relating to the reinsurance program to which this Contract pertains.

ARTICLE 13

CONFIDENTIALITY

A.	The Reinsurer hereby acknowledges that the documents, information and data provided to it by the Company, whether directly or through an authorized agent, in connection with the placement and execution of this Contract (“Confidential Information”) are proprietary and confidential to the Company. Confidential Information shall not include documents, information or data that the Reinsurer can show:

1.	are publicly known or have become publicly known through no unauthorized act of the Reinsurer;

2.	have been rightfully received from a third person without obligation of confidentiality; or

3.	were known by the Reinsurer prior to the placement of this Contract without an obligation of confidentiality.

B.	Absent the written consent of the Company, the Reinsurer shall not disclose any Confidential Information to any third parties, except:

1.	when required by retrocessionaires subject to the business ceded to this Contract, and when the retrocessionaires have agreed to the confidentiality provisions of this Contract;

2.	when required by governmental regulators performing an audit of the Reinsurer’s records and/or financial condition;

3.	when required by external auditors performing an audit of the Reinsurer’s records in the normal course of business and when the external auditors have agreed to the confidentiality provisions of this Contract; or

4.	situations where required by law or court order.

Further, the Reinsurer agrees not to use any Confidential Information for any purpose not related to the performance of its obligations or enforcement of its rights under this Contract.

C.	Notwithstanding the above, in the event that the Reinsurer is required by court order, other legal process or any regulatory authority to release or disclose any or all of the Confidential Information, the Reinsurer agrees to provide the Company with written notice of same at least ten (10) days prior to such release or disclosure and to use its best efforts to assist the Company in maintaining the confidentiality provided for in this Article.

D.	The provisions of this Article shall extend to the officers, directors, employees and agents of the Reinsurer and its affiliates, and shall be binding upon their successors and assigns.

ARTICLE 14

CURRENCY

A.	Where the word “Dollars” and/or the sign “$” appear in this Contract, they shall mean United States Dollars.

B.	For purposes of this Contract, where the Company receives premiums or pays losses in currencies other than United States Dollars, such premiums or losses shall be converted into United States Dollars at the actual rates of exchange at which these premiums or losses are entered in the Company’s books.

ARTICLE 15

ENTIRE AGREEMENT

A.	This Contract including any documents expressly incorporated by reference herein, constitutes the entire agreement between the Parties and there are no understandings or agreements between the Parties other than those expressed in this Contract. No amendment, alteration, or modification of this Contract shall be valid unless made by written amendment to this Contract and duly executed by each of the Parties hereto.

B.	Notwithstanding the foregoing, in the event of any dispute between the Parties to this Contract, this Article shall not, in any way, form, or manner, prevent, preclude, bar, and/or hinder the introduction and/or admission into evidence of any correspondence between the Parties regarding the intent of the Parties to this Contract, including, but not limited to, placement correspondence between the Parties and/or underwriting representations made to the Reinsurer.

ARTICLE 16

EXTRA CONTRACTUAL OBLIGATIONS/EXCESS OF POLICY LIMITS

A.	This Contract shall cover 100% of Extra Contractual Obligations. “Extra Contractual Obligations” shall be defined as those liabilities not covered under any other provision of this Contract and that arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the Company to settle within the Policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

B.	This Contract shall cover 100% of Loss in Excess of Policy Limits. “Loss in Excess of Policy Limits” shall be defined as Loss in excess of the Policy limit, having been incurred because of, but not limited to, failure by the Company to settle within the Policy limit or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

C.	An Extra Contractual Obligation and/or Loss in Excess of Policy Limits shall be deemed to have occurred on the same date as the loss covered under the Company’s Policy, and shall constitute part of the original loss.

D.	For the purposes of the Loss in Excess of Policy Limits coverage hereunder, the word “Loss” shall mean any amounts for which the Company would have been legally liable to pay had it not been for the limit of the original Policy.

E.	Loss Adjustment Expense in respect of Extra Contractual Obligations and/or Loss in Excess of Policy Limits shall be covered hereunder in the same manner as other Loss Adjustment Expense.

F.	However, this Article shall not apply where the loss has been incurred due to fraud of a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

G.	In no event shall coverage be provided to the extent not permitted under law.

ARTICLE 17

FEDERAL EXCISE TAX

Reinsurer represents that it domiciled in the United States of America and is not subject to Federal Excise Tax. However, in the event that Reinsurer becomes subject thereto:

A.	The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax 1% of the premium payable hereon to the extent such premium is subject to Federal Excise Tax.

B.	In the event of any return of premium becoming due hereunder the Reinsurer will deduct 1% from the amount of the return and the Company or its agent should take steps to recover the Tax from the United States Government.

ARTICLE 18

GOVERNING LAW

This Contract shall be governed by and construed according to the laws of the State of Florida without regard to its conflict of law principles.

ARTICLE 19

ERRORS AND OMISSIONS

Any inadvertent error, omission or delay in complying with the terms and conditions of this Contract shall not be held to relieve either Party hereto from any liability that would attach to it hereunder if such error, omission or delay had not been made, provided such error, omission or delay is rectified immediately upon discovery.

ARTICLE 20

INSOLVENCY

A.	This Article and the laws of the State of Florida shall apply in the event of the insolvency of any company covered hereunder.

B.	In the event of the insolvency of the Company, this reinsurance (or the portion of any risk or obligation assumed by the Reinsurer, if required by applicable law) shall be payable directly to the Company, or to its liquidator, receiver, conservator or statutory successor, either: (1) on the basis of the liability of the Company, or (2) on the basis of claims filed and allowed in the liquidation proceeding, whichever may be required by applicable statute, without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the Policy or bond reinsured, which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit that may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

C.	Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the Company.

D.	As to all reinsurance made, ceded, renewed or otherwise becoming effective under this Contract, the reinsurance shall be payable as set forth above by the Reinsurer to the Company or to its liquidator, receiver, conservator or statutory successor, except (1) where the Contract specifically provides another payee in the event of the insolvency of the Company, and (2) where the Reinsurer, with the consent of both the Florida Office of Insurance Regulation and the direct insured or insureds, has assumed such Policy obligations of the Company as direct obligations of the Reinsurer to the payees under such Policies and in substitution for the obligations of the Company to such payees. In that event only, and if the Company is entirely released from its obligations under such Policies, the Reinsurer shall pay any loss directly to payees under such Policies.

ARTICLE 21

REINSURER’S REPRESENTATIONS

The Reinsurer makes the following representations to the Company, which representations are material to the Company in entering into this Contract:

A.	Heritage shall offer to renew each Assumed Policy for a minimum of three years from its Assumption Date. For three years beginning January 1, 2013, Heritage’s renewals of Assumed Policies shall be written on Heritage’s policy forms, offering at least the same deductible and coverage options as Citizens’ forms, and shall include an average annual rate equal to Citizens’ current or future comparable rate for such Policies, plus an increase no greater than the higher of any approved rate increases for comparable risks granted to Citizens or 10% (the “glide path”), unless otherwise approved by the OIR due to exigent circumstances, or the policyholder voluntarily elects another policy form offered by Heritage and pays the manual premium for such coverage B. The Reinsurer has agreed for a period of at least three (3) years from the effective date of this Contract, to maintain a volume of in-force gross written premium for the subject business lines located in Florida equal to or exceeding the amount of premium assumed from Citizens via depopulation between January 1, 2013 and June 28, 2013 that are subject to this Contract.

C.	The Reinsurer has agreed to not pay any dividends whatsoever from Heritage Property and Casualty Insurance Company to any individual or entity for a period of at least three (3) years from the effective date of this Contract unless such dividend is expressly approved by the Florida Office of Insurance Regulation.

D.	This Contract is one step in a plan for Heritage Property and Casualty Insurance to depopulate the Policies written by the Company. The Depopulation Plan for these policies has been approved by the Florida Office of Insurance Regulation (“OIR”). This Contract is of limited time duration because it is intended to provide reinsurance for the Policies only until the OIR approved Depopulation Plan for such Policies is implemented. Once the Depopulation Plan is implemented, the Reinsurer will become the insurer under the Policies, this Contract will terminate as regards Policies as they are assumed and the Company will have no further responsibilities with respect to the Policies covered under this Contract. If for any reason the approved Depopulation Plan is not implemented by June 28, 2013, the depopulation effort will cease, this Contract will terminate and the Company will remain the insurer under the Policies. The Reinsurer will use its best efforts to fully implement the approved Depopulation Plan which includes assuming a minimum of 60,000 policies, gross of opt-outs. The Reinsurer will replace opted-out policies as necessary to meet this minimum commitment.

The representations contained in this Article shall survive the term of this Article and remain in effect for the stated periods in each of the respective paragraphs.

ARTICLE 22

NON-WAIVER

The failure of the Company or the Reinsurer to insist on compliance with this Contract or to exercise any right or remedy hereunder shall not constitute a waiver of any rights contained in this Contract nor prevent either Party from thereafter demanding full and complete compliance nor prevent either party from exercising such remedy in the future.

ARTICLE 23

OFFSET

The Company and the Reinsurer may offset any balance or amount due from one Party to the other under this Contract. However, in the event of the insolvency of any party hereto, offset will only be allowed in accordance with the Insolvency Article, or where in conflict with applicable law, such law will govern.

ARTICLE 24

SALVAGE AND SUBROGATION

The Reinsurer shall be credited with salvage or subrogation recoveries (i.e., reimbursement obtained or recovery made by the Company, less Loss Adjustment Expense incurred in obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. Salvage and subrogation recoveries thereon shall always be used to reimburse the excess carriers in the reverse order of their priority according to their participation before being used in any way to reimburse the Company for its primary loss. The Company hereby agrees to enforce its rights to salvage or subrogation whenever the costs related thereto appear, in the opinion of the Company, to be economically feasible in relation to the potential reduction in reinsurance recovery hereunder.

ARTICLE 25

SEVERABILITY

If any provision of this Contract shall be rendered illegal or unenforceable by the laws, regulations or public policy of any jurisdiction, such provision shall be considered void in such jurisdiction, but this shall not affect the validity or enforceability of any other provision of this Contract or the validity or enforceability of such provision in any other jurisdiction.

ARTICLE 26

TAX

In consideration of the terms under which this Contract is issued, the Company undertakes not to claim any deduction of the premium hereon if it files any Canadian tax returns or if it files any tax returns, other than Income or Profits Tax returns, to any State or Territory of the United States or to the District of Columbia.

Notwithstanding the above paragraph, the Company does not intend to waive any immunities that are applicable to it. Nor is the above paragraph intended to imply that the Company believes it is subject to any tax obligation.

ARTICLE 27

REINSURANCE COLLATERAL

A.	The Company agrees, in respect of its Policies falling within the scope of this Contract, that when it sets up liabilities on its books, it shall forward to the Reinsurer a statement showing the liabilities applicable to the Reinsurer. The “Reinsurer’s Obligations” shall be defined as follows:

1.	unearned premium;

2.	known outstanding losses that have been reported to the Reinsurer and Loss Adjustment Expense relating thereto;

3.	Losses and Loss Adjustment Expense paid by the Company but not recovered from the Reinsurer;

4.	Losses incurred but not reported and Loss Adjustment Expense relating thereto;

5.	all other amounts due from the Reinsurer to the Company under this Contract, but only to the extent the Company cannot take credit on its financial statements unless funding is provided by the Reinsurer.

B.	The Reinsurer’s obligation to pay claims under this Contract shall be collateralized by the reinsurance premiums held by the Company. The Parties agree that the Company may use such funds at any time for the following purposes:

1.	to reimburse the Company for the Reinsurer’s Obligations, the payment of which is due under the terms of this Contract and that has not been otherwise paid;

2.	to refund the Company any amounts related to those Policies that have opted out of the Depopulation Plan. The Company will determine in its sole discretion the amounts to be refunded to it from such Policies;

3.	to fund an account with the Company for the Reinsurer’s Obligations;

4.	to pay the Reinsurer’s share of any other amounts the Company claims are due under this Contract.

C.	If the amount drawn by the Company is in excess of the actual amount determined to be due, the Company shall promptly return to the segregated account the excess amount so drawn. All of the foregoing shall be applied without diminution because of insolvency on the part of the Company or the Reinsurer.

D.	The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.

ARTICLE 28

NO THIRD PARTY RIGHTS

This Contract is solely between the Company and the Reinsurer, and in no instance shall any insured, claimant or other third party have any rights under or in any way with respect to this Contract.

ARTICLE 29

COSTS OF TRANSACTION

The Reinsurer agrees to reimburse the Company for the reasonable and documented actual attorneys’ fees and other costs and expenses incurred and paid by the Company related to the preparation, execution and implementation of this Contract and any related transactions which implement the Depopulation Plan. Such reimbursement will be paid by Reinsurer within 20 days of its receipt from the Company statements for such costs and expenses.

ARTICLE 30

MODE OF EXECUTION

A.	This Contract may be executed by:

1.	An original written ink signature of paper documents;

2.	An exchange of facsimile copies showing the original written ink signature of paper documents;

3.	Electronic signature technology employing computer software and a digital signature or digitizer pen pad to capture a person’s handwritten signature in such a manner that the signature is unique to the person signing, is under the sole control of the person signing, is capable of verification to authenticate the signature and is linked to the document signed in such a manner that if the data is changed, such signature is invalidated.

B.	The use of any one or a combination of these methods of execution shall constitute a legally binding and valid signing of this contract. This Contract may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

IN WITNESS WHEREOF, the Company by its duly authorized representative has executed this Contract as of the date specified below:

Signed in Tallahassee, Florida, this 22nd day of May, 2013.

CITIZENS PROPERTY INSURANCE CORPORATION

By:
Barry Gilway
Title: President/CEO and Executive Director

IN WITNESS WHEREOF, the Reinsurer by its duly authorized representative has executed this Contract as of the date specified below:

Signed in Tallahassee, Florida this 22nd day of May, 2013.

HERITAGE PROPERTY AND CASUALTY INSURANCE COMPANY

By:
Title:	President

Reference No.

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